Exhibit 10.4
TRANSACTION BONUS AGREEMENT
BY AND BETWEEN
SEQUA CORPORATION AND
ROBERT F. ELLIS

(WARWICK INTERNATIONAL GROUP LIMITED)

Sequa Corporation and its affiliates, subsidiaries, divisions, successors and assigns (collectively, the “Company”) and Robert F. Ellis (the “Employee”) enter into this Transaction Bonus Agreement (the “Agreement”) made this 5th day of September, 2007, the terms and conditions of which are set forth below.

1.	Transaction Bonus

The Company shall pay the Employee a transaction bonus in the amount of $853,400, provided that (1) there is a “Change in Control” (as defined below) of Warwick International Group Limited (“Warwick”) that occurs on or before December 31, 2008, and (2) the Employee remains in the employment of the Company until the Change in Control.  Such transaction bonus shall be paid to the Employee in a single lump sum within fifteen (15) days after the Change in Control.  For purposes of this Agreement, “Change in Control” means any transaction pursuant to which (a) any one person, or more than one person acting as a group, acquires ownership of stock of Warwick that, together with stock held by such person or group, constitutes the total fair market value or total voting power of the stock of Warwick or (b) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the business and assets from Warwick; provided, however, that a transfer of assets to an entity that is controlled by the shareholders of Warwick or their affiliates immediately after the transfer shall not constitute a Change in Control for purposes of this Agreement.  The transaction contemplated by that certain Agreement and Plan of Merger dated as of July 8, 2007 by and among Blue Jay Acquisition Corporation, Blue Jay Merger Corporation and Sequa Corporation shall in no event constitute a Change in Control for purposes of this Agreement.

2.	Withholding

The Company shall withhold from the bonus payment described in Section 1 of this Agreement, amounts of withholding and other taxes due in connection with such payment.

3.	Governing Law and Choice of Forum

This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

4.	Modification

No modification of this Agreement shall be valid unless made in writing wherein specific reference is made to this Agreement and signed by both parties hereto.

5.	Binding Effect

This Agreement shall be binding upon the Employee, the Employee’s heirs, executors and administrators and shall inure to the benefit of the Company.  This Agreement shall be binding upon the Company (including its successors and assigns).  This Agreement may not be assigned by Employee, but may be assigned by Sequa Corporation to a purchaser of its business or assets.

6.	Confidentiality

      Employee agrees that the terms of this Agreement are strictly confidential and he or she, without the prior written consent of the Company, shall not disclose in any way to any third person the terms and conditions of this Agreement.  Nothing in this section shall be construed to prohibit the disclosure of such information by Employee to his immediate family members or to any legal or financial advisor, provided that persons to whom the disclosure is being made agree to be bound by the confidentiality provisions of this section.  Nothing in this section shall be construed to prohibit the disclosure by Employee of such information as may be required by law.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement, as of the date first written above.

                                EMPLOYEE

                                /s/ Robert F. Ellis
                                Robert F. Ellis

                                SEQUA CORPORATION

                                By:     /s/ Martin Weinstein